Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing with the Securities and Exchange Commission on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Gaming Partners International Corporation, a Nevada corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning each party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 30th day of November, 2018.

Angel HoldingS Godo Kaisha

/s/ Naoki Terasawa
Name:	Naoki Terasawa
Title:	Authorized Person

YASUSHI SHIGETA

/s/ Yasushi Shigeta